EXHIBIT 21

                          Subsidiaries of Numerex Corp.


Numerex Investment Corp.                             (Tier 1)
         Bronzetech Limited                          (Tier 2)
         Bronzebase Limited                          (Tier 2)
         Versus Technology Limited                   (Tier 3)
         DCX Systems                                 (Tier 2)
         DCX Systems (Australia) PTY. Limited        (Tier 2)

DCX Systems, Inc.                                    (Tier 1)
Digilog, Inc.                                        (Tier 1)
Broadband Networks, Inc. (1)                         (Tier 1)
Cellemetry LLC  (60% interest)  (2)
Uplink Security, Inc.                                (Tier 1)

(1) Company owns 100% of outstanding common stock, which upon the exercise of employee stock options, could be reduced to 82%.

(2)  Remaining 40% interest owned by BellSouth Wireless, Inc.